Exhibit 99.2

Ursula M. Burns Chairman and Chief Executive Officer
Personal & Confidential
Xerox Corporation 45 Glover Avenue, 6th Floor Norwalk, CT 06856-4505

June 10, 2016

Ashok Vemuri

Dear Ashok:

I am pleased to offer you the position of Chief Executive Officer, Business Process Outsourcing Company or such other name selected for such business (“BPO Company”), which will become effective on the separation of Xerox Corporation (“Xerox”) into two independent publicly traded companies (the “Separation”). In the interim, your position will be Chief Executive Officer of Xerox Business Services LLC, and Executive Vice President of Xerox, reporting to me at our corporate headquarters in Norwalk, CT. Once the Separation occurs, you will no longer be Executive Vice President of Xerox Corporation and will instead be Chief Executive Officer of BPO Company, reporting directly into the Board of Directors of BPO Company (the “Board”). As of the Separation and during your employment thereafter, you will also be a member of the Board. Your start date will be July 1, 2016 and your primary work location shall be in New Jersey, provided that it is acknowledged and agreed that you shall also be required to attend meetings in Xerox’s corporate headquarters.

In your positions, you shall have the duties and authorities customarily associated with such positions in a company the nature and size of Xerox and, following the Separation, BPO Company. In this regard, while employed by Xerox all executives in the Business Process Outsourcing division and those working for the Xerox Business Services, LLC will report directly to you or your designee, and following the Separation, all executives of BPO Company shall report directly to you or your designee.

Your base salary will be paid monthly at the annualized rate of $1,000,000.

You will be entitled to participate in the Annual Performance Incentive Plan at a target level of 150% of your annualized salary with a payout range of 0 to 200% of target. For 2016, 40% of the bonus will be based on the separation metrics and 60% will be based on overall Xerox results, provided such bonus shall be prorated for your months of service in 2016 from your start date of July 1, 2016. Beginning in 2017 and thereafter, you will be entitled to participate in the BPO Company annual short-term incentive program based on a target level of 150% of your annualized salary with a payout range of between 0 and 200% of target. Any annual bonus shall be paid in cash to you at the same time as customarily paid to other executives of BPO Company.

You will participate in the annual Executive Long Term Incentive Program. For 2016, your award will have a target value of $2,500,000 and shall be granted to you on July 1, 2016. The award will consist of 50% performance shares and 50% restricted stock units. The performance share payout will be based on the achievement of 2016 overall Xerox performance goals determined for you consistent with the determination for other senior executives. The number of shares granted will be determined on the grant date based on the price of Xerox common stock on that date. The award will vest three years from the grant date, provided you remain actively employed with Xerox or the BPO Company through the vesting date, except as otherwise provided in the applicable award agreement or as set forth below. A formal award package, including further information on the terms of the award, will be provided shortly after the grant date; provided that the terms and conditions applicable to your awards shall be consistent with this Agreement.

Upon the Separation, all your outstanding equity and/or long-term incentive awards (excluding any accrued dividend equivalents payable in cash) shall be converted into BPO common stock in a manner which does not enlarge or diminish your rights with respect to the grant date value of such awards.

Your 2017 annual long-term incentive award will have a target value of $5,000,000 and the vesting of such award shall commence as of January 1, 2017. The award type will be the same as for other BPO Company senior executives, to be determined by the Board or its Compensation Committee.

In addition, you will receive a cash sign-on award of $500,000, payable as soon as practicable and no later than fifteen days of your start date. If prior to the first anniversary of your start date, you voluntarily terminate your employment (other than for Good Reason, as defined below) or your employment is terminated for Cause (as defined in your equity award) then you shall be required to promptly repay Xerox or the BPO Company, as applicable, 100% of the sign-on award and if such termination is after the first anniversary of your start date but prior to the second anniversary, then you shall be required to promptly repay 50% of such sign-on award.

All compensation (including cash or equity), whether paid by Xerox, Xerox Business Services LLC or the BPO Company, is subject to our standard clawback provisions (including detrimental activity) and other provisions of the plans pursuant to which the compensation is paid; provided that to the extent not prohibited by law, you shall be provided with written notice of the events or omissions giving rise to such forfeiture or clawback and no less than 10 days to cure (if reasonably capable of prompt cure) and if you cure such event or omission within the applicable cure period, your compensation shall no longer be subject to clawback or forfeiture based on such event or omission.

If your employment is terminated by Xerox or BPO Company other than for Cause or you resign for Good Reason on or prior to the first anniversary of your start date, then you will be entitled to severance equal to one year of base salary ($1,000,000), paid as salary continuation over twelve months. If your employment is terminated by BPO Company other than for Cause or you resign your employment for Good Reason after the first anniversary of your start date, then you will be entitled to severance equal to six months of your base salary ($500,000 or such greater amount if your base salary has been increased) or, if greater, the applicable BPO Company severance policy in effect at that time. In addition, if your employment is terminated by Xerox or BPO Company other than for Cause or you resign for Good Reason, your outstanding equity awards shall vest pro rata (based on actual performance for performance based awards) consistent with the treatment set forth in Section 10(a)(ii) of the form of award agreement filed as Exhibit 10(e)24 to Xerox’s Form 10-K filed on February 19, 2016.

In addition to the right to resign for Good Reason set forth in the second to the last paragraph of this Agreement, you shall have Good Reason to resign if without your prior written consent: (i) there is a material diminution in your duties and authorities, which shall include for the avoidance of doubt, (x) the failure to elect you or your removal as, prior to the Separation, Chief Executive Officer of Xerox Business Services LLC or Executive Vice President of Xerox, or on or following the Separation, Chief Executive Officer of BPO Company, (y) upon the Separation and thereafter, the failure to elect or your removal as a member of the Board, or (z) prior to the Separation, if you are no longer required to report directly to the Chief Executive Officer of Xerox or on or following the Separation, the Board; (ii) a reduction in your annualized salary or target bonus opportunity as a percentage of your annualized base salary; (iii) a relocation of your primary work location to a location which increases your one way commute by more than 50 miles from your home; or (iv) the failure of a successor to all or substantially all of the assets of Xerox or following the Separation, BPO Company to assume this Agreement whether in writing or by operation of law. You shall not be permitted to resign for Good Reason unless (i) you provide written notice to Xerox prior to the Separation or BPO Company on or after the Separation that you have Good Reason to resign your employment and specifying in detail the facts and circumstances claimed to constitute Good Reason, (ii) you provide such notice within 60 days following the later of your knowledge of such event or its occurrence, (iii) Xerox or BPO Company, as applicable, fails to cure such event giving rise to your right to resign for Good Reason within 30 days of receipt of your notice, and (iv) you provide either Xerox or the BPO Company, as applicable, with written notice that you are resigning your employment for Good Reason, and actually resign, within 30 days following the end of Xerox’s or BPO Company’s cure right.

In the event of any termination, you shall be entitled to receive your base salary through the date of termination, reimbursement of any unreimbursed business expenses incurred on or prior to the termination date, and any accrued and/or vested rights or benefits as of your termination date. In addition, in the event of any termination (other than your termination for Cause), you shall be entitled to receive payment of any earned but unpaid bonus for any performance year which has ended on or prior to your termination date. You shall not be required to mitigate damages by seeking other employment and any remuneration you receive from subsequent employment shall not reduce the severance or other entitlements due to you upon termination of employment.

Xerox will also provide to you a severance agreement in its customary form to become operative if employment is terminated within two years following a Change in Control, which will supersede all other severance arrangements should a Change in Control occur and your employment is terminated within two years of such event (“Change in Control Agreement”). The payment of any severance benefits will be contingent upon your signing both a release of claims within 60 days after the date of termination and an agreement not to engage in detrimental activity as reasonably determined by the Company upon your termination. This Agreement and any severance or other payments hereunder are intended to be administered in accordance with or exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted consistent with this intent. Each payment pursuant to this letter is intended to constitute a separate payment for purposes of Section 409A and the Section 409A provisions in the Change in Control Agreement are incorporated herein by reference and shall apply to the severance payable not in connection with a Change in Control as if such severance was paid under the Change in Control Agreement. In addition, notwithstanding anything in this Agreement or otherwise to the contrary, any compensation, benefits or severance payable to you upon termination of your employment and which is considered nonqualified deferred compensation under Section 409A shall be payable only upon your “separation from service” with the meaning of Section 409A and any such compensation, benefits or severance shall not commence payment until the 60th day following your “separation from service”. For the avoidance of doubt, the separation into the BPO Company and your termination of employment with Xerox in connection therewith shall not constitute a Change in Control nor shall it be a termination without Cause (except as provided in the second to the last paragraph of this Agreement) and you shall not be entitled to severance in connection with such separation (except as set forth in the second to the last paragraph of this Agreement).

As a Corporate Officer of Xerox, you will also be eligible for the following programs:

•	Personal Financial Planning assistance up to $10,000 every two years, subject to continuation of this program at the BPO Company.

•	Immediate eligibility for vacation totaling four weeks per year.

In addition, during your employment with Xerox or BPO Company, you shall be entitled to receive the same perquisites which I currently receive as CEO of Xerox, subject to the terms of such plans and arrangements (it being acknowledged and agreed that there is no commitment to maintain or provide corporate aircraft and if and to the extent such corporate aircraft is maintained it shall only be used for business purposes). You shall also be reimbursed your business expenses and the reasonable legal fees you incurred in connection with the review and negotiation of this Agreement and related documentation.

As a Corporate Officer (“Executive Officer”) as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules related to the valuation and disclosure of executive compensation. You will receive communications on these topics directly from the Secretary of the Company or another officer.

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package inclusive of medical, dental, vision care, disability income protection, and life / accident insurance. In addition, Xerox BPO offers a 401(k) savings plan, which includes a 100% company match on 3.0% of eligible pay, subject to IRS limits and highly compensated threshold limits. You will become eligible for the company match as July 1, 2017.

Xerox respects, and expects you to honor, all of your obligations to current and former employers. By accepting this offer, you acknowledge and agree that you are not bound by any restrictions which would prevent you from fulfilling your duties to Xerox or BPO Company. Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox. If you accept the offer and begin work at Xerox, and at any time, you feel you would need to use confidential information of a prior employer to perform your job duties, please notify the Chief Human Resources Officer and your job responsibilities will be revised appropriately.

This offer will remain in effect through June 15, 2016 and is contingent upon your signing Xerox’s forms of a Proprietary Information and Conflict of Interest Agreement and a Non-Compete, both of which are attached hereto as Exhibit A, successfully passing a pre-employment drug-screening test and the effective completion of appropriate reference/background checks (which background/reference checks Xerox confirms that you have satisfied). Please note the drug screening test requirement must be completed within three business days of your receipt of this offer letter. Failure to meet this requirement may result in your offer of employment being rescinded. Except as otherwise provided herein or in the attached Exhibits, there are no other restrictions on your activities following the termination of your employment.

You shall be deemed to be an “officer” for purposes of the Xerox’s bylaws relating to indemnification and advancement of expenses and you shall be covered under Xerox’s directors’ and officers’ liability insurance policies on a basis no less favorable to you than the basis on which I, as Chief Executive Officer of Xerox, am so covered.

Upon the Separation, all references in the attached Exhibits to “Xerox” or the “Company” shall be deemed to be references to BPO Company and not Xerox (or the other public company formed by the Separation) and the Exhibits attached hereto shall be deemed to be amended or reformed consistent with this paragraph.

By accepting this offer, you and Xerox and BPO Company agree at the reasonable request of any other party, including you and/or Xerox or BPO Company, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement. In this regard, Xerox agrees that it will take all steps reasonably necessary to ensure that on or prior to the Separation that BPO Company will expressly assume this Agreement, the attached Exhibits and any outstanding equity or long-term incentive awards and will adopt by-laws no less favorable to you with respect to indemnification and advancement of expenses than Xerox’s bylaws in effect as of December 4, 2015 and secure a level and scope of directors’ and officers’ liability insurance no less favorable to you than the level and scope of directors’ and officers’ liability insurance policies in effect as of the date of this Agreement. If within 5 business days following the Separation, BPO Company fails to expressly assume this Agreement or any Exhibit attached hereto or fails to adopt by-laws consistent with this paragraph or to secure directors’ and officer’ liability insurance consistent with the level and scope maintained by Xerox as of the date of this Agreement, then you shall be permitted to provide written notice to the BPO Company that you have Good Reason to resign your employment (provided such notice specifies the facts or circumstances claimed to constitute Good Reason and such notice is provided to BPO Company within 30 days following the Separation) and unless the BPO Company cures such failure within 30 days of receipt of your notice, you shall have the right to resign your employment for Good Reason by providing BPO Company with written notice within 30 days following the end of the cure period.

This Agreement shall be governed by the laws of the State of New York without reference to conflicts of law and cannot be amended, modified or terminated without the written consent of you and, prior to the Separation, an authorized officer of Xerox and thereafter an authorized officer of BPO Company. Any notices required herein shall be provided to Xerox or BPO Company at its corporate headquarters, addressed to the attention of the General Counsel, or if to you at your home address. Please notify me of your acceptance and ensure all required new hire documents provided to you are met before your start date. All originals should be returned to Darrell Ford. If you have any questions, please feel free to contact Darrell at XXX XXX XXXX or me at XXX XXX XXXX. I look forward to your formal acceptance of the offer. I know you will make significant contributions to BPO Company.

[signature page follows]

Sincerely,

/s/ Ursula M. Burns

Ursula M. Burns

UMB/cd

Copy:

D. Ford

I X Accept    ☐ Decline this offer:

/s/ Ashok Vemuri                         06/11/16

Signature	Date

Should you choose to join Xerox, your employment is governed by the traditional legal principle of employment at will. This means that either you or Xerox (or BPO Company following the Separation) can terminate the employment relationship at any time, for any reason, with or without cause, and with or without advance notice. This offer letter is not a contract of employment and does not guarantee future employment for any fixed duration. To meet its business needs in changing conditions, Xerox reserves the right to unilaterally change or terminate any of its benefit programs subject to applicable law.

Exhibit A: Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) Agreement is made as of July 1, 2016, between Xerox Corporation, its subsidiaries, divisions and affiliates (“Xerox”) and Ashok Vemuri (“Employee”). In light of the separation of Xerox into two independent publicly traded companies, upon such separation, “Xerox” as used in this Agreement shall mean solely the Business Processing Outsourcing business of Xerox and shall not mean the other publicly traded company.

WHEREAS, given the competitive nature of Xerox’s business, and that Xerox is employing Employee in a position in which Employee has access to competitively sensitive and/or proprietary information, including without limitation, trade secrets and confidential information,

NOW, THEREFORE, Xerox and Employee agree as follows:

1.	On the date noted above, Xerox agrees to employ Employee and Employee agrees to devote his or her complete efforts and loyalty to the responsibilities assigned by Xerox. Employee’s employment with Xerox shall be at-will. Employee has the right to terminate his or her employment at any time for any reason, and Xerox has the same right. The post-employment obligations of this Agreement shall survive the termination of Employee’s employment at Xerox.

2.	In consideration for being granted employment with Xerox, and in consideration for any and all training, education and instruction Employee is provided in the course of employment with Xerox, Employee agrees that during Employee’s employment and following Employee’s termination of employment with Xerox regardless of the reason for termination and regardless of which party initiated termination:

a)	for a twelve (12) month period, Employee will not, directly or indirectly, within the geographic area(s) for which Employee had responsibility during any portion of the last twelve (12) months of employment with Xerox, engage (as an employee, proprietor, partner, agent, consultant or otherwise) by any means in any business that is materially and directly competitive with any business of Xerox which represents more than 10% of Xerox’s annual revenues as of the date Employee’s employment terminates (“Competitive Business”); provided that nothing herein or otherwise shall prohibit Employee (i) from being an employee, proprietor, partner, agent, consultant of, or having any other relationship (including owning equity) with, a division, affiliate or subsidiary of a Competitive Business as long as Employee is not providing services directly to such Competitive Business, or (ii) from working for or having an ownership interest in any private equity or hedge fund (or any of their portfolio companies) which has an ownership interest in or manages a Competitive Business as long as Employee is not providing services directly to a Competitive Business. In addition Employee shall be permitted to own up to 2% of the equity or economic interests of any privately held or publicly traded company, or

b)	for a twelve (12) month period, Employee will not, directly or indirectly, solicit any customer or potential customer (provided Employee knew such customer was a customer or potential customer as of the date of such solicitation) of Xerox on behalf of a Competitive Business, or solicit, induce or encourage any customer or potential customer (provided Employee knew such customer was a customer or potential customer at the date of such contact) to terminate or reduce the level of business it does with Xerox, or

c)	for a twelve (12) month period, Employee will not, directly or indirectly, solicit, induce, encourage or assist any employee of Xerox to leave his or her employment with Xerox; provided that nothing herein shall prevent Employee from providing a personal reference for any such employee upon the request of such employee.

Nothing herein shall prevent any entity which employs Employee from engaging in activities which Employee is prohibited from engaging hereunder as long as Employee does not directly or indirectly assist such entity with respect to such activities.

3.	Employee and Xerox agree that, in the event of breach of this Agreement by Employee, Xerox would be seriously damaged but the amount of damages to Xerox would be difficult to ascertain, and Xerox would be irreparably harmed. Xerox and Employee agree that in the event of such breach Xerox shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages.

4.	This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut, without regard to conflict of law principles. Employee and Xerox agree that any claims or suits arising out of or relating to this Agreement shall be commenced or maintained in the state or federal courts located in Connecticut, and Employee hereby submits to the jurisdiction and venue of any such court.

5.	If any provision of this Agreement is held unenforceable, then such provision will be modified to reflect the parties’ intention. In the event that any of the provision(s) of this Agreement should be deemed to exceed the time or geographic limitation or scope permitted by applicable law, then such provision(s) shall be reformed to the maximum time or geographic limitations permitted by applicable law, and all remaining provisions of this Agreement shall remain in full force and effect.

6.	This Agreement constitutes the only Agreement between the parties on this subject and hereby supercedes all prior such agreements (but for the avoidance of doubt does not supercede the offer letter between Employee and Xerox).

7.	Employee:

(a)	acknowledges and reaffirms Employee’s obligations pursuant to the Proprietary Information and Conflict of Interest Agreement entered into between Xerox and Employee;

(b)	acknowledges that Employee’s employment with Xerox is at-will;

(c)	acknowledges that Employee had the right to retain counsel and the opportunity to review this Agreement with an attorney; and

(d)	acknowledges that Employee knowingly and voluntarily executed this Agreement.

8.	Any failure by Xerox to exercise any of its rights under this Agreement in the event of any breach of the Agreement’s terms by Employee shall not be construed as a waiver of any such breach, nor act to prevent Xerox from requiring strict compliance with the terms of this Agreement. Notwithstanding the foregoing, Xerox agrees that it must bring a claim for breach of this Agreement no later than six months after the alleged breach becomes known to Xerox or such claim is waived.

XEROX CORPORATION	EMPLOYEE
By: /s/ Ursula M. Burns	Name: /s/ Ashok Vemuri
Title: Chairman and Chief Executive Officer	Title:
Date: June 10, 2016	Date: June 11, 2016